PROSPECTUS
                               NAVARRE CORPORATION

                        16,000,000 SHARES OF COMMON STOCK

This Prospectus relates to the offering of up to 16,000,000 shares (the "Shares") of Common Stock, no par value, of Navarre Corporation (the "Company") which may be offered from time to time by the shareholders named in this Prospectus (the "Selling Shareholders"). The Shares represent the following: (1) 7,619,050 shares of Common Stock of the Company issuable upon the conversion of the Company's Class A Convertible Preferred Stock ("Preferred Stock") and 7,619,050 shares of Common Stock issuable upon the exercise of accompanying warrants, both of which the Company offered in a private placement on May 1, 1998 to a group of accredited investors for aggregate consideration of $20.0 million; (2) up to 380,947 shares of Common Stock payable as dividends on the Preferred Stock to the Selling Shareholders and resold by the Selling Shareholders and (3) 380,953 shares of Common Stock of the Company issuable upon the exercise of a warrant issued to Delphi Financial Corporation ("Delphi"), the Company's Agent in the private placement. The Preferred Stock was issued at a price of $13.125 per share and is convertible into five shares of Common Stock at any time after June 30, 1998. In addition, for each share of Preferred Stock acquired, each investor received a five-year warrant to purchase five shares of Common Stock at a price $3.50 per share. In connection with the offering, Delphi received a four-year warrant to purchase 380,953 shares of Common Stock exercisable at $2.625 per share. Some of the rights to Common Stock underlying the Delphi warrant have been transferred to certain Selling Shareholders identified in this Prospectus.

The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders except for funds received upon the exercise of warrants. See "Use of Proceeds". The Company will bear all expenses of the offering other than underwriting discounts and commissions incurred in connection with the sale of the Shares by the Selling Shareholders. The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities including liabilities arising under the Securities Act of 1933.

The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "NAVR". On August 31, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $3.00. FOR INFORMATION CONCERNING RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK TO BE OFFERED, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

The Selling Shareholders have advised the Company that they intend to sell the Shares from time to time in transactions on the Nasdaq National Market at prices prevailing at the time of the sale or otherwise as set forth below. Except as noted in the sections "Selling Shareholders" and "Plan of Distribution", the Selling Shareholders have also advised the Company that, as of the date hereof, they have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Act, in which case any commissions received by a broker or dealer may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             ------------------------------------------------------

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 1, 1998

                                   THE COMPANY

Navarre Corporation ("Navarre" or the "Company"), a Minnesota corporation formed in 1983, is a major distributor of music, software and interactive CD-ROM and DVD video products. In addition, through its subsidiary, Net Radio Corporation, Navarre also owns and operates NetRadio Network, a leading audio content provider on the Internet. Navarre sells music, software and DVD video to retailers, wholesalers and rackjobbers.

The Company operates through two principal divisions, its Computer Products Division and its Music Products Division. The only major distributor to distribute both music and software, the Company is recognized as an industry leader in the distribution of consumer software in addition to being recognized as a leader in the distribution of independent music labels and their artists. The Company's product line contains over 30,000 SKU's of compact discs, cassettes, personal computer software and interactive CD- ROM software as well as DVD video sold to over 500 customers with over 9,000 locations throughout the United States. The Company's broad base of customers include (i) wholesale clubs, (ii) mass merchandisers, (iii) computer specialty stores, (iv) music specialty stores and (v) book stores. The Company also ships directly to consumers to fill orders generated by NetRadio Network.

NetRadio Network was one of the first Internet-only radio networks and is currently one of the largest Webcasters of originally programmed audio content.

The Company's executive offices are located at 7400 49th Avenue North, New Hope, Minnesota 55428 and its phone number is (612) 535-8333.

                                  RISK FACTORS

THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS WHICH INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF RISK FACTORS, INCLUDING THOSE SET FORTH BELOW. THE COMPANY HAS TRIED, WHEREVER POSSIBLE, TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS BY USING WORDS SUCH AS "BELIEVE," "ANTICIPATE," "ESTIMATE," "EXPECT" AND SIMILAR EXPRESSIONS. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY REVISIONS TO ANY SUCH FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

DEPENDENCE UPON SIGNIFICANT CUSTOMERS

In each of the past several years, the Company has had one or more customers that has accounted for ten percent or more of the Company's net sales. During the fiscal year ended March 31, 1998, sales to three customers, CompUSA, Musicland Stores Corporation and Best Buy, each represented more than ten percent of net sales. The Company competes with other companies for the business of each of its customers and there can be no assurance that the Company will continue to recognize a significant amount of revenue from sales to any specific customers. If the Company is unable to continue to sell its products to all or any of these three customers or is unable to continue to maintain its sales to these customers at their current levels, and is unable to find other customers to replace the list sales, there might be an adverse impact on the Company's revenues and future profitability.

SEASONALITY

Much of the Company's business is seasonal in nature with a higher percentage of sales during the second half of the calendar year. As a distributor of products ultimately sold at retail, the Company's business is affected by the pattern of seasonality common to other suppliers of retailers, particularly the holiday selling season. Historically, more than 70% of the Company's sales and a substantial portion of the Company's profits have been in the third and fourth quarters of the calendar year. Due to the lower level of sales during the off periods, the Company has historically incurred losses during these periods. Because of this seasonality, if the Company experiences a weak holiday season, it could significantly affect the Company's profitability for the entire year.

DEPENDENCE UPON BANK BORROWINGS

The Company has relied upon bank borrowings to finance its expansion, primarily for inventory and accounts receivable financing and currently has a $45.0 million credit facility in place. The Company believes that it may be necessary for it to acquire additional bank financing in the future depending upon the growth of its business and the possible financing of acquisitions. If the Company is unable to obtain additional bank financing, its future growth and profitability would be adversely affected. Under the terms of the Company's credit facility, borrowings are dependent upon the eligibility of accounts receivable and inventory, and certain other covenants in the discretion of the bank.

LOW INDUSTRY MARGINS

Competition in the prerecorded music and personal computer software distribution industry is often based on price, and distributors such as the Company generally experience low gross and operating margins. Consequently, the Company's profitability is highly dependent upon achieving expected sales levels as well as effective cost and management controls. Any erosion in the Company's gross profit margins could affect the Company's ability to maintain profitability.

DEPENDENCE UPON MANAGEMENT

Eric H. Paulson, the Company's President and Chief Executive Officer, and Charles E. Cheney, its Executive Vice President and Chief Financial Officer, have been with the Company since its inception in 1983 and since 1985, respectively. Although the Company has invested a substantial amount of time and effort in developing its total management team, the loss of either Mr. Paulson or Mr. Cheney could have a material adverse effect upon the Company. The Company carries "key person" insurance on the life of Mr. Paulson in the amount of $1.0 million, one-half of which is pledged to cover any existing indebtedness to the bank.

NEED FOR ADDITIONAL CAPITAL

As a distributor of prerecorded music and personal computer software products, the Company purchases products directly from manufacturers for resale to retailers. As a result, the Company has significant working capital requirements, the majority of which are to finance inventory and accounts receivable. These working capital needs will expand as inventory and accounts receivable increase in response to the Company's growth. Future growth will likely require additional working capital. Although the Company has obtained financing sufficient to meet its requirements to date, there can be no assurance that the Company will be able to obtain additional financing upon favorable terms if required in the future.

DEPENDENCE UPON RECORDING ARTISTS

A portion of the sales of the Company's Music Products Division are made pursuant to exclusive distribution agreements. The continued growth and success of the Company depends partly upon its ability to procure and retain these agreements and sell the underlying recordings. In addition, the Company is dependent upon these artists and labels to generate additional quality recordings. In order to procure future marketing agreements, the Company regularly reviews artists. There are no assurances that the Company will sign such artists to distribution agreements or that it will be able to sell recordings under existing distribution agreements. Further, there can be no assurance that any current distribution agreements will be renewed or that current agreements will not be terminated.


EFFECT OF TECHNOLOGY DEVELOPMENTS ON DISTRIBUTION

Prerecorded music and personal computer software have traditionally been marketed and delivered on a physical delivery basis. Traditionally all the Company's revenues have been generated from sales to retail and wholesale channels. If in the future these products are increasingly marketed and delivered through technology transfers, such as "electronic downloading" to a retail store or consumer's home, through the Internet or another delivery mechanism, then retail and distribution could be revolutionized. Although the Company has begun to participate in Internet fulfillment, its sales in this area have been limited. If this type of sales of prerecorded music and personal computer software became widespread, it could have a material adverse impact on the Company.

RETURNS; INVENTORY OBSOLESCENCE

The Company maintains a significant investment in product inventory and, like other companies in this industry, experiences a relatively high level of product returns as a percentage of revenues. The Company's agreements with its suppliers generally permit the Company to return products that are in the suppliers' current product listing. Adverse financial or other developments with respect to a particular supplier could cause a significant decline in the value and marketability of its products, and could make it difficult for the Company to return products to such a supplier and recover its initial product acquisition costs. Such an event could have a material adverse effect upon the Company's business and financial results. The Company maintains a sales return reserve based on its trailing twelve months experience of sales returns by product line and small inventory obsolescence reserve. The Company has historically experienced an actual return rate range of 13% to 20%, depending upon the product, which the Company believes is in line with the industry experience. Although the Company's past experience indicates that these levels are adequate to cover potential returns in these areas, there can be no assurance that these reserves are adequate or will be adequate in the future. The Company also takes a portion of its product offerings on consignment in order to lessen its exposure to this risk.

ADVERSE CHANGES IN METHODS OF DISTRIBUTION

The success of the Company's current sales strategy depends upon its wholesale and retail customers' continued purchasing of products through the Company rather than directly from manufacturers, through other distributors or through other means of distribution. These customers and retailers are constantly searching for ways to lower costs in an attempt to maintain competitive prices and meet the pricing demands of consumers. The Company's business could be adversely affected if its customers decide to purchase directly from manufacturers, other distributors or other distribution channels rather than from the Company.

COMPETITION

The prerecorded music and personal computer software distribution industry is highly competitive. The Company's competitors include other national and regional distributors as well as certain suppliers that sell directly to retailers. Certain of these competitors have substantially greater financial and other resources than the Company. The ability of the Company to effectively compete in the future depends upon a number of factors, including its ability to
(i) obtain exclusive national distribution contracts and licenses with independent labels and manufacturers, (ii) maintain its margins and volume,
(iii) expand its sales through a varied range of products and personalized services, (iv) anticipate changes in the marketplace including technological developments, and (v) maintain operating expenses at an appropriate level.

ACQUISITION OF NET RADIO

In March 1997, the Company, which had an equity interest in Net Radio, completed an acquisition of all of the outstanding stock of Net Radio in an effort to increase its presence in the marketplace as a content provider on the Internet, and to become a publisher and distributor on an international basis in both music and interactive CD-ROM. Navarre currently owns eighty-five percent (85%) of the outstanding shares of Net Radio Corporation. Net Radio owns and operates the NetRadio Network, an Internet-only radio network. Net Radio has operated at a loss since the Company acquired it.

POSSIBLE VOLATILITY OF STOCK PRICE

The stock markets have experienced price and volume fluctuations, resulting in changes in the market prices of the stock of many companies which may not have been directly related to the operating performance of those companies. In addition, the market price of the Company's Common Stock has fluctuated significantly since April 1996. The Company believes that factors such as indications of the market's acceptance of the Company's products and failure to meet market expectations, as well as general volatility in the securities markets, could cause the market price of the Common Stock to fluctuate substantially.

PREFERRED STOCK DIVIDEND

On May 1, 1998, the Company issued its Preferred Stock to accredited investors in a private placement for aggregate consideration of $20.0 million. The Preferred Stock was issued at a price of $13.125 per share and is convertible into five shares of Common Stock at any time after June 30, 1998. The holders of the Preferred Stock are entitled to receive cumulative dividends of 10% per annum payable quarterly beginning July 1, 1998. The Company's obligation to pay this dividend may adversely affect the Company's revenues and future profitability.

YEAR 2000

The Company has performed an assessment of its major information technology systems and expects that all necessary modifications or replacements of existing systems will be completed prior to December 1998. Progress in this effort is being monitored by senior management as well as the Audit Committee. Based on current expenditures and estimates, the costs of addressing issues related to the Year 2000 are not expected to be material to the financial results or operations of the Company. The Company intends to contact its significant vendors and suppliers regarding Year 2000 issues and the status of their compliance. At this time the impact on the Company of significant vendors and suppliers are not in full compliance cannot be reasonably estimated. However, the Company will be developing plans to mitigate the impact of vendors of suppliers who are not in compliance with issues related to the Year 2000.

                                 USE OF PROCEEDS

The Company will not receive any of the proceeds from the conversion of the Preferred Stock or the sale of Common Stock underlying the Preferred Stock.

The Company will only receive proceeds from sales of the Shares if the Selling Shareholders exercise 1,523,810 five-year warrants to purchase 7,619,050 shares of Common Stock at $3.50 per share, and four-year warrants to purchase 380,953 shares of Common Stock at $2.625 per share. The five-year warrants may be exercised only for cash. The four-year warrants originally issued to Delphi also contain a net exercise provision under which the holder of the warrant can surrender all or a portion of the warrant and receive shares of Common Stock equal to the value of the warrant surrendered.

If all warrants are exercised for cash, the Company will receive aggregate proceeds of $27.6 million. There can be no assurance that all or a significant portion of the warrants will be exercised. The Company intends to use the proceeds from warrant exercises for working capital purposes. During the period from June 30 through July 31, 1998, holders of warrants issued in May 1998 exercised their warrants for an aggregate of 403,615 shares, and paid the Company cash proceeds of $1,355,778.

                              SELLING SHAREHOLDERS

The Selling Shareholders in the table below acquired the Shares from the Company in a private transaction on May 1, 1998. The Shares represent the Common Stock of the Company issued or issuable upon the conversion of the Company's Preferred Stock and the exercise of accompanying warrants that the Company offered in a private placement on May 1, 1998 to a group of accredited investors for aggregate consideration of $20.0 million. The Company also issued a four-year warrant representing 380,957 shares of Common Stock at $2.625 per share to Delphi, the Company's agent in the private placement. As noted below, Delphi has transferred part of its warrant.

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by all Selling Shareholders as of August 28, 1998. This Prospectus does not however, reflect individual conversions that have occurred or sales that have been made. Through July 31, 1998 holders of 982,554 shares of Preferred Stock had converted their Preferred Stock into 4,912,770 shares of Common Stock. In addition, during this period holders of warrants issued in May 1998 had exercised their warrants for an aggregate of 403,615 shares and paid the Company cash proceeds of $1,355,778.


                                        NUMBER OF SHARES OF
                                      COMMON STOCK ISSUED OR           NUMBER OF SHARES OF          MAXIMUM NUMBER
                                     ISSUABLE UPON CONVERSION   COMMON STOCK ISSUED OR ISSUABLE     OF SHARES TO BE
                 NAME                   OF PREFERRED STOCK          UPON EXERCISE OF WARRANT           SOLD(1)
                 ----                   ------------------          ------------------------           -------

Alfred & Annie Teo (1) (4)
   783 West Shore Drive
   Kinnelon, New Jersey 07405..................761,900.....................761,900...................1,523,800
American Gramaphone Company(2).................403,180.....................403,180.....................806,360
Bernard E. Williams, Jr.........................19,045......................19,045......................38,090
Cranshire Capital, L.P ........................419,045.....................419,045..................842,845(6)
Dakota Partners.................................80,000......................80,000.....................160,000
Daniel S. Perkins, Trustee of Trust
 for the Benefit of Daniel S. Perkins
   Dated May 12, 1988...........................10,000......................10,000......................20,000
Daniel S. Perkins and Patrice M. Perkins JT.....20,000......................20,000......................40,000
Delta Plastics Company 401(k) Plan.............190,475.....................190,475.....................380,950
Dennis D. Gonyea................................10,000......................10,000......................20,000
Elmer Salovich..................................38,095......................38,095......................76,190
Elara, Ltd.....................................285,000.....................285,000.....................570,000
Ellis Limited Partnership.......................25,000......................25,000...................50,284(6)
Goldhawk, Ltd..................................952,380.....................952,380...................1,904,760
H. William Lurton...............................38,095......................38,095......................76,190
Industricorp & Co., Inc. for benefit of
   Twin City Carpenters Pension Plan............75,000......................75,000..................150,851(6)
Irwin and Nora Friedman........................190,475.....................190,475.....................380,950
Jerry E. Mathwig................................38,095......................38,095......................76,190
K.A. Investments, L.D.C........................761,900.....................761,900...................1,523,800
KAE Opportunity Master Fund, L.P...............380,950.....................380,950.....................761,900
Kevin S. Underkofler............................15,235......................15,235......................30,470
Keyway Investments, Ltd........................761,900.....................761,900................1,532,445(6)
Gary S. Kohler IRA..............................38,095......................38,095......................76,190
Mary Lach.......................................19,045......................19,045......................38,090
Namax Corporation...............................95,235......................95,235.....................190,470
Nicholson Boys, L.P.............................38,095......................38,095......................76,190
Okabena Partnership K..........................380,950.....................380,950.....................761,900
Astral Fund LLC.................................29,813......................29,813......................59,626
Noel Incavo.....................................14,906......................14,906......................29,812
Melvin Olshansky................................29,813......................29,813......................59,626




Roger Shiffman..................................59,626......................59,626.....................119,252
Stewart Shiman..................................14,906......................14,906......................29,812
Success Unlimited................................8,943.......................8,943......................17,886
Jerome Schachter................................14,906......................14,906......................29,812
Marshall Katzman................................14,906......................14,906......................29,812
Sarah Schwartz..................................14,906......................14,906......................29,812
Shan Padda......................................59,626......................59,626.....................119,252
Jeff Goby........................................5,962.......................5,962......................11,924
Sara Kushnir....................................14,906......................14,906......................29,812
Michael And Alice Berger........................14,906......................14,906......................29,812
Richard Binder...................................7,453.......................7,453......................14,906
Fred Levine......................................1,490.......................1,490.......................2,980
Rick Freedman...................................14,906......................14,906......................29,812
Steven Nagler....................................2,981.......................2,981.......................5,962
Joseph Rosin....................................29,813......................29,813......................59,626
Randall G. Goulding.............................16,397......................16,397......................32,794
Lillian Susan Warden.............................5,962.......................5,962......................11,924
Paradigm Group LLC..............................94,293......................94,293.....................188,586
Patrice M. Perkins Trustee of Trust
   for the Benefit of Patrice M. Perkins
   Dated May 12, 1988...........................10,000......................10,000......................20,000
Pemigewasset Partners L.P.......................95,235......................95,235.....................190,470
Pequot Scout Fund, L.P (4)
   354 Pequot Avenue
   Southport, CT 06490.........................380,950.....................380,950.....................761,900
Perkins Capital Management, Inc.
Profit Sharing Plan & Trust.....................12,500......................12,500...................25,142(6)
Piper Jaffray as Custodian FBO
Richard C. Perkins IRA..........................10,000......................10,000......................20,000
Piper Jaffray as Custodian FBO
James G. Peters IRA.............................10,000......................10,000......................20,000
Piper Jaffray as Custodian FBO
David H. Potter IRA.............................10,000......................10,000......................20,000
Pyramid Partners, L.P..........................100,000.....................100,000..................201,135(6)
Robert G. Allison...............................10,000......................10,000......................20,000
Robert D. Furst, Jr.............................80,000......................80,000.....................160,000
S. Robert Production............................95,235......................95,235..................191,551(6)
Stanford Baratz Revolving Trust
dated September 7, 1994.........................19,045......................19,045...................38,306(6)
Tewaukon Partners...............................20,000......................20,000......................40,000
Thomas J. Schrade...............................57,000......................57,000.....................114,000
Westfield Performance Fund, L.P................190,475.....................190,475.....................380,950
b. Warrant Holdings(3)(5)............................0.....................141,716.....................141,716
Sanctuary of the On(3)...............................0.......................4,000.......................4,000
Jack Levi(3).........................................0.....................171,430.....................171,430
Roger Lucas(3).......................................0......................25,713......................25,713
Terry Stewart(3).....................................0......................34,094......................34,094
Laura K. Stewart(3)..................................0.......................2,000.......................2,000
Amy K. Stewart(3)....................................0.......................2,000.......................2,000
Total........................................7,619,050...................8,000,003...............15,636,161(6)

---------------------

(1)      Alfred Teo became a member of the Company's Board of Directors on May
         1, 1998.
(2) For the past five (5) years, American Gramaphone Company has been a significant supplier of prerecorded music to the Company's Music Products Division.
(3)      Transferees of Delphi warrant.
(4) Denotes person who is known by the Company to hold five percent or more voting power of the Common Stock of the Company.
(5) b. warrant holdings has indicated it intends to sell 10,000 shares through John G. Kinnard and Company, a registered broker-dealer.
(6)      Totals reflect dividend payment in shares of Company's stock on June
         30, 1998.

RESALE OF ADDITIONAL SHARES ACQUIRED PURSUANT TO DIVIDEND ON PREFERRED STOCK

Under the terms of the Certificate of Rights and Preferences of the Preferred Stock of the Company, the holders of the Preferred Stock are entitled to receive cumulative dividends of 10% per annum payable quarterly, beginning on June 30, 1998. The dividend can be paid in cash or if the preferred shareholder has so elected, in Navarre Common Stock. Any Common Stock will be accrued and issued on the same date the preferred shareholder converts the Preferred Stock into Common Stock, at a conversion price equal to the average closing bid price of the Common Stock on the last three (3) trading days of the quarter in which such dividend was accrued (the "Accrued Dividend Conversion Price"). This Prospectus covers the resale of up to an additional 380,947 shares that may be issued by the Company and sold by the Selling Shareholders pursuant to this provision. The table above includes 17,108 shares of common stock reflecting the conversion of $66,038 of dividends into Common Stock with respect to dividends accrued during the period ended June 30, 1998.

                              PLAN OF DISTRIBUTION

The Company has been advised that the Selling Shareholders may sell the Shares from time to time in one or more transactions (which may include block transactions) on Nasdaq at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Shares may, without limitation, be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

Except as noted in the section "Selling Shareholders", the Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of the Shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota.

The consolidated financial statements of Navarre Corporation at March 31, 1998 and 1997, and for each of the fiscal years or periods ended March 31, 1998, 1997 and 1996 appearing in Navarre Corporation's Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference and in the registration statement. Such consolidated financial statements are incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's Bylaws provide for indemnification of directors to the full extent permitted by the Minnesota Business Corporation Act. Minnesota Statutes Section 302A.521 provides that a Minnesota corporation shall indemnify any director, officer employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy and information statements and other information can be inspected and copied at the public facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding the Company. The address of the Commission's website is http://www.sec.gov.

The Company's Common Stock is quoted on the Nasdaq National Market ("Nasdaq"). The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or each other document, each such statement is qualified in all respects by such reference.

No person is authorized to give information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with this offering, and, if given or made such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus, or that the information contained or incorporated by reference in this Prospectus is correct as of any time subsequent to its date.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company under the Exchange Act (File No. 0-22982) are incorporated by reference in this
Prospectus:

         (i)      The Company's Report on Form 10-K for the year ended March 31,
                  1998;
         (ii)     The Company's Form 10-Q for the quarter ended June 30, 1998;
         (iii)    The Company's Current Report on Form 8-K dated May 1, 1998;
         (iv) The Company's definitive Proxy Statement dated May 29, 1998 for its Special Meeting of Shareholders held June 19, 1998;
         (v) The Company's definitive Proxy Statement dated July 30, 1998 for its Annual Meeting of Shareholders held September 3, 1998; and
         (vi) The description of the Company's Common Stock as set forth in the Company's Registration Statement on Form 8-A dated November 1993 including any amendments or reports filed for the purpose of updating such information.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

This Prospectus incorporates documents by reference which are not presented or delivered with this Prospectus. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents) are available, without charge, to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, to Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Attention: Investor Relations, or by telephone at (612) 535-8333.

                              --------------------

This Prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ significantly from those projected or contemplated in the forward-looking statements as a result, in part, of the risk factors set forth elsewhere in this Prospectus. In connection with the forward-looking statements which appear in these disclosures, prospective purchasers of the Company's Common Stock offered hereby should carefully review all of such risk factors.